Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Aqua Metals, Inc. on Form S-3 of our report dated February 24, 2022, with respect to our audit of the consolidated financial statements of Aqua Metals, Inc. as of December 31, 2021. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Armanino LLP

San Ramon, California

October 7, 2022